                                                                   EXHIBIT 10.13

                    CHARTER PROGRAMMER AFFILIATION AGREEMENT

THIS AGREEMENT is made as of the 18th day of July, 1997, by and between Wink Communications, Inc., a California corporation ("Wink"), whose address is 1001 Marina Village Parkway, Alameda, CA 94501 and The Weather Channel Enterprises, a Georgia corporation ("Programmer"), whose address is 300 Interstate North Parkway, Atlanta, Georgia 30339.

1.      GRANT OF LICENSE

        1.1 Wink hereby grants to Programmer the non-exclusive license to use Wink ITV Studio, Wink ITV Broadcast Server, and Wink provided Server Modules version 1.0 and 1.x updates (hereinafter collectively referred to as "Wink Software") to deliver interactive program(s) which utilize the vertical blanking interval ("VBI") or an MPEG private data stream provided concurrently with the corresponding video signal and are compliant with the Wink interactive communications application protocol ("Interactive Programs") to all Programmer viewers in the continental United States, Alaska, Hawaii, the US territories in the Caribbean and Canada.

        1.2 This License is not transferable, nor may any rights hereunder be transferred, assigned or sub-licensed in whole or in part without Wink's prior written consent.

        1.3 Programmer can only use the Wink software to provide Interactive Programs with the video programming service listed in Exhibit A. Programmer must notify Wink in writing at least 30 days prior to commencing transmission of Interactive Programs with a video programming service. Programmer agrees to adhere to the technical specifications for the insertion of Interactive Programs provided in Exhibit A. Exhibit A may be amended from time to time by Programmer upon 30 days prior written notice, except that insertion points outside of Programmer's facilities, including but not limited to local insertion by participating cable operators, requires the mutual consent of the parties.

        1.4 During the term of this agreement, Wink agrees to grant Programmer a right of first refusal to license the Wink Software for other video programming services than those listed in Exhibit A, or for territories other than those listed in paragraph 1.1 above. Such license would be granted on Wink's then prevailing standard commercial terms.

 2.     TERM

        2.1 The term of this Agreement shall commence on the date of execution of this Agreement and terminate three (3) years thereafter.

        2.2 This Agreement will automatically renew for one year periods unless either party notifies the other at least 90 days prior to the end of the then-current term of that party's intent not to renew.

        2.3 Programmer can elect to terminate eighteen (18) months after the date of execution of this agreement ("the Option Date"), provided Programmer's interactive application have not met

                                                    PROPRIETARY AND CONFIDENTIAL
the audience objectives outlined in Exhibit E, which will be completed by the parties prior to airing of the first Interactive Programs by Programmer. Programmer and Wink agree to meet to review performance against such objectives within 30 days of the Option Date, and Programmer agrees that the option to notice Wink of Programmer's intent to terminate is only available for 30 days following that meeting. The parties agree to optionally implement such mutually agreeable objectives for each new 12 month period following the Option Date.

        2.4 The parties agree to review paragraph 4 of Exhibit D in the 30-day period immediately following the Option Date. No other aspect of this agreement shall be the subject of review or negotiation during the initial three year term of this agreement. If the parties can not agree on the current or either party's proposed wording of paragraph 4 of Exhibit D at that time, either party may terminate this agreement.

        2.5 Programmer can elect to terminate with 30 days written notice if any of the following occur: (i) the commencing by Wink of a voluntary case under applicable bankruptcy laws; (ii) the adjudication that Wink is bankrupt or insolvent; or (iii) the filing by Wink of a petition seeking to take advantage of any other law providing for the relief of debtors.

3.     INTEGRATION AND PROGRAMMING

        3.1 Programmer will distribute the Interactive Programs for each Programming Service (as defined in Exhibit A) through it's national uplink or broadcast facilities. Programmer agrees to provide the Required Interactive Programs in accordance with Exhibit A.

        3.2 Programmer and Wink agree to collaborate to enable the installation and integration of the Wink Software into Programmer's facilities, and to ensure the reliable transmission of the Interactive Programs. Programmer is responsible for providing all necessary equipment necessary to run the Wink Software and to enable insertion of Interactive Programs into the appropriate video signals. Exhibit F provides a preliminary list of such equipment, and is subject to a final site visit by Wink's Operations department. Programmer will be presented with a final list of equipment no later than August 31st, 1997.

        3.3 Wink agrees to provide weekly reporting to Programmer of all response traffic generated by Programmer viewers and collected by Wink's Data Center. Programmer accepts Wink's terms for all other response traffic and reporting, as outlined in Exhibit B.

4.     RATES AND DEPLOYMENT

        4.1 Programmer agrees to remit the license fees and other payments as described in Exhibit C on a timely basis.

        4.2 Programmer agrees to provide the Interactive Programs to any multichannel video operator in the United States or Canada with whom Programmer already has an agreement for carriage of Programmer's video programming ("System Operators") under the terms described in Exhibit D, and

                                                    PROPRIETARY AND CONFIDENTIAL
agrees that Wink may provide a copy of Exhibits A and D to any System Operator as evidence of Programmer's agreement to supply the Interactive Programs under such terms.

        4.3 Programmer may choose to utilize other products and services of Wink from time to time under this Agreement. These services will be extended by Wink to Programmer at the then prevailing retail rate.

5.     PAYMENT TERMS

        5.1 On or before the thirtieth (30th) day following each month throughout the term of this Agreement, Programmer shall remit to Wink all fees owed for licenses provided and services rendered in the previous month, according to the price schedules provided in Exhibit C.

        5.2 Wink's failure, for any reason, to send an invoice for a particular monthly payment shall not relieve Programmer of its obligation to make any payment in a timely manner consistent with the terms of this Agreement. Past due payments shall bear interest at a rate equal to the lesser of (i) one and one-half percent (1 - 1/2%) per month or (ii) the maximum legal rate permitted under law, and Programmer shall be liable for all reasonable costs and expenses (including, without limitation, reasonable court costs and attorneys' fees) incurred by Wink in collecting any past due payments.

6.     PROMOTION AND RESEARCH

        6.1 The parties agree to issue a joint press release announcing this agreement on or before July 21, 1997, unless the parties mutually agree to delay the press release. Wink will provide Programmer with a draft of this release by July 16th.

        6.2 Wink agrees to provide Programmer with notice within 30 days of new System Operators having enabled their subscribers to receive Programmer's Interactive Programs.

        6.3 Wink agrees to use reasonable efforts to promote and feature Programmer's Interactive Programs prominently in all of Wink's marketing efforts, in which it lists content or content providers, including during meetings with cable operators and the press, during industry trade shows and in printed and other marketing communications materials. This commitment does not prevent Wink from creating marketing materials, events or exhibits that highlight particular programming categories or partnerships. Wink will also use reasonable efforts to assist Programmer in achieving it's marketing objectives in materials prepared by third parties, such as cable equipment manufacturers and cable operators. Programmer agrees to promote it's participation as a charter Wink programmer to cable operators, and to serve as a press reference for Wink during the effective term of the agreement.

        6.4 Programmer agrees to cooperate with Wink and System Operators in promoting Programmer's Interactive Programs. Wink and System Operators may prepare marketing materials relating to the Interactive Programs and may use Programmer's name, logo and screen shots (collectively, "Programmer's Marks") from the Interactive Programs, provided that such materials are

                                                    PROPRIETARY AND CONFIDENTIAL
submitted to Programmer for review and approval prior to distribution. Programmer's approval of such materials shall not be unreasonably withheld. Wink hereby acknowledges and agrees that, as between Wink and Programmer, Programmer is the sole owner of all right, title and interest in and to the Programmer's Marks. All uses of the Programmer's Marks shall inure to the benefit of Programmer. Upon any expiration or termination of this Agreement, Wink shall delete and discontinue all use of the Programmer's Marks. At no time during or after the term of this Agreement shall Wink challenge or assist others to challenge the Programmer's Marks or the registration thereof or attempt to assist another in the attempt to register any trademarks, marks or similar rights for marks the same as or confusingly similar to the Programmer's Marks.

        6.5 Wink may, from time to time, undertake marketing tests and surveys, rating polls and other research in collaboration with Programmer. Programmer shall provide Wink with reasonable assistance at no cost to Programmer in conducting such research with respect to Programmer's viewers. Programmer agrees that Wink will have access to all such research regarding the deployment, launch, and usage of Wink service by Programmer viewers. Wink agrees to provide copies of final reports from such research activity to Programmer.

        6.6 Programmer understands and accepts that Wink will be providing reports on viewer responses to the Interactive Programs to System Operator(s) for responses that originate from System Operator's subscribers, and to advertisers and other parties for responses that originate from Interactive Programs paid for or sponsored by such parties. Wink agrees that reports providing specific data regarding viewer responses to Programmer's Interactive Programs, including data on Wink viewer responses to advertising on Programmer's Programming Services, will not be made available to other broadcast or cable networks, except in aggregated form that does not identify Programmer or specific Programmer viewer data.

7.     WARRANTY

        Wink hereby represents and warrants to Programmer that the Wink Software will operate and perform in accordance with all published specifications with respect thereto and that the Wink Software is capable of enabling the applications described in Exhibit A.

8.     INDEMNIFICATION

        Wink shall indemnify, defend and hold harmless Programmer, its parents, subsidiaries, and affiliates and their respective officers, directors, employees and agents from and against any and all damages, liabilities, costs and expenses (including, without limitation, reasonable attorneys fees and amounts paid in settlement they may suffer or incur which arises out of or as a result of any, claim, demand, action, suit or proceeding in which it is alleged that the Wink Software or any part thereof violates or infringes any patent or copyright or other intellectual property right of any third party or constitutes a misappropriation of any third party's trade secrets.

9.     NOTICES

                                                    PROPRIETARY AND CONFIDENTIAL

        All notices, statements, and other communications given hereunder shall be in writing and shall be delivered by facsimile transmission, personal delivery, certified mail, return receipt requested, or by next day express deliver, addressed, to the addresses provided in the first paragraph of this Agreement, and to the attention of:

               If to Wink:
               Vice President, Content

               If to Programmer:
               Senior Vice President, New Media

The date of such facsimile transmission, telegraphing or personal delivery or the next day if by express deliver, or the date three (3) days after mailing, shall be deemed the date on which such notice is given and effective.

10.     WINK TRADEMARKS

        All rights, title and interest in and to the Wink Software or other rights, of whatever nature, related thereto shall remain the property of Wink. Further, Programmer acknowledges and agrees that all names, logos, marks, copyright notices or designations utilized by Wink in connection with the service are the sole and exclusive property of Wink, and no rights or ownership are intended to be or shall be transferred to Programmer.

11.    REPRESENTATION

        11.1 Wink represents and warrants to Programmer that (i) it is a corporation duly organized and validly existing under the laws of the State of California; (ii) Wink has the corporate power and authority to enter into this Agreement and to fully perform its obligations hereunder (iii) Wink is under no contractual or other legal obligation which in any way interferes with its ability to fully, promptly and completely perform hereunder.

        11.2 Programmer represents and warrants to Wink that (i) Programmer is a corporation duly organized and validly existing under the laws of the State of Virginia; (ii) Programmer has the requisite power and authority to enter in this Agreement and to fully perform its obligations hereunder; and (iii) Programmer is under no contractual or other legal obligation which in any way interferes with its ability to fully, promptly and completely perform hereunder.

12.    CONFIDENTIALITY

        Each party agrees that it will not use, except in the performance of its obligations under this Agreement, and will not disclose or give to others, any of the other party's Confidential Information (as defined below). Without limiting the generality of the foregoing, each party will (1) restrict the disclosure of the other party's Confidential Information to those of its employees who require such information for purposes of performing its obligations hereunder, (ii) inform each such employee of

                                                    PROPRIETARY AND CONFIDENTIAL
the confidential nature of the information disclosed, (iii) prevent the use or disclosure by its employees of such Confidential Information, except as provided herein, and (iv) promptly notify the other party of any use or disclosure of the Confidential Information, whether intentional or not, which violates the provisions of this Paragraph 12. For purposes of this Agreement, the term "Confidential Information" means all technical, business and other information disclosed by one party to the other that derives economic value, actual or potential, from not being generally known to other persons, including, without limitation, technical and non-technical data, devices, methods, techniques, drawings, processes, computer programs, algorithms, methods of operation, financial data, financial plans, product plans, and lists of actual or potential customers or suppliers. Confidential Information does not include information which does not constitute a trade secret under applicable law after the second anniversary date of the expiration of this Agreement. The parties agree to keep the terms of this Agreement confidential, but acknowledge that certain disclosures may be required by law. Programmer understands and acknowledges that Wink may provide copies of Exhibits A and D to System Operators.

13.    TERMINATION

        13.1 Except as otherwise provided herein, neither Programmer nor Wink may terminate this Agreement except upon sixty (60) days prior written notice and then only if the other has made a misrepresentation herein or breaches any of its material obligations hereunder and such misrepresentation or breach (which shall be specified in such notice) is not or cannot be cured within sixty
(60) days of such notice.

        13.2 Notwithstanding the above, Wink will have the right to terminate this Agreement or all or any licenses granted herein if Programmer fails to comply with any of its material obligations under this Agreement. Should Wink elect to exercise this right to terminate for nonperformance, it must be done in writing specifically setting forth those items of nonperformance. Programmer will then have thirty (30) days from receipt of notification to remedy the items of nonperformance. Should Programmer fail to correct these items of nonperformance, then Wink may terminate this agreement and any license granted herein. Wink's termination of this Agreement shall be without prejudice to any other remedies Wink may have, including, without limitation, all remedies with respect to the unperformed balance of this Agreement; provided, however, that if Programmer has not made payment of the fees or charges due hereunder and such nonpayment continues after thirty (30) days prior written notice by Wink, then Wink may terminate this Agreement or any license granted herein.

        13.3 Upon expiration of the term (including any extensions thereof) of this Agreement or upon the termination of this Agreement or of any license granted hereunder for any reason, all rights of Programmer to use the Products will cease and Programmer will immediately (i) grant to Wink access to its business premises and the Products and allow Wink to remove the Products, (ii) purge all copies of all Products from all computer processors or storage media on which Programmer has installed or permitted others to install such Products, and (iii) when requested by Wink, certify to Wink in writing, signed by an officer of Programmer, that all copies of the Products have been returned to Wink or destroyed and that no copy of any Product remains in Programmer's possession or under its control.

                                                    PROPRIETARY AND CONFIDENTIAL

        13.4 Programmer has the right to suspend the airing of Interactive Programs if the transmission interferes with the airing of Programmer's video programming or Wink fails to provide weekly reports regarding usage of Programmer's Interactive Programs, and may continue such suspension until Wink has resolved such problems to Programmer's satisfaction.

14.     GENERAL

        The parties agree that in the event it is necessary to employ attorneys to enforce the terms of this Agreement, the prevailing party in any lawsuit shall be entitled to an award of reasonable attorneys' fees and court costs.

                a) This Agreement may not be assigned without prior written mutual consent of Programmer and Wink.

                b) This Agreement may be amended only by an instrument in writing, executed by Programmer and Wink.

                c) This Agreement will be governed in all respects by the laws of the State of California.

                d) This Agreement represents the entire agreement between the parties and supersedes and replaces all prior oral and written proposals, communications and agreements with regard to the subject matter hereof between Programmer and Wink.

        IN WITNESS WHEREOF, the parties by their duly authorized representatives have entered into this Agreement as of the Effective Date.

WINK COMMUNICATIONS, INC.                         THE WEATHER CHANNEL

By:  /s/ Maggie Wilderotter                       By: /s/ Debora J. Wilson

Name: MAGGIE WILDEROTTER                          Name: DEBORA J. WILSON

Title: President & CEO                            Title: PRESIDENT PROD & DIST

                                                    PROPRIETARY AND CONFIDENTIAL

EXHIBIT A: PROGRAMMING SERVICES

Description of Programming Services


                                                                        VIRTUAL
                 START OF WINK         VIDEO           ICAP            INSERTION
NAME              PROGRAMMING          (A/D)         LOCATION             CH?           POINT

Example:        October 1, 1997       Analog        VBI line 15            No            New
Overlay
York



Specific Description of Required Interactive Programs:

* One video overlay application displayed on-demand atop The Weather Channel's video signal, and providing viewers access to current weather conditions and forecasts without leaving The Weather Channel

* One "virtual channel" (full screen graphics + text) application providing on-demand access to current weather conditions and 5-day forecasts for at least 60 major cities. Branded with "The Weather Channel" name and logo.

*       Both applications must be available 24 hours/day, 7 days/week.

* It is expected that the transmission of the Required Interactive Programs will require the allocation of 2 national VBI lines.


Contact information:

ISSUE ADDRESS                               CONTACT(S)                  PHONE /FAX/E-MAIL

Example:
Content refresh 111 Park Avenue             Stephen Jones               212-123-4567
               New York, NY 10001           Director, Enhanced          212-765-4321
                                            Broadcasting                Jones@network.com

Actual Contact Info:

                                                    PROPRIETARY AND CONFIDENTIAL

EXHIBIT B: WINK RESPONSE CENTER SERVICES


Polls by Zip Code - Report Only                           [  *  ]*

1-100,000 transactions/mo.                                [  *  ]
100,000 + transactions/mo.                                [  *  ]


Polls by System - Report Only                             [  *  ]
                                                          [  *  ]


1-250,000 transactions/mo.                                [  *  ]
251,000 + transactions/mo.                                [  *  ]



1. Minimum monthly charges per application include UIC (Universal ICAP code) registration.

2. All volume price breaks are based on total monthly transaction volume by advertiser registering for the Wink Response Network service. The price breaks are based on the "average" for the month. That is, the lowest price applies to all transactions for the month.


PURCHASE AND REQUEST TRANSACTION FEES INCLUDE / EXCLUDE;

1. Daily name & address lists delivered by fax, email, or electronic FTP or mailbox.

2.      UIC and application registration.

3.      Standard report showing number of responses per day per ad per city.

4. Viewer credit card information if it is "on file" with the WRS. If not, for the extra [ * ] response, Wink will mail a "purchase confirmation" to the viewer to add the credit card, and provide a list of viewers who did not supply their credit card.

5.      Interface to standard EDI VAN for [ * ].


FULFILLMENT EDI/API

*       Standard interface set-up fee             [ * ]

--------

        * Confidential treatment has been requested with respect to certain portions of this exhibit pursuant to a request for Confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed with the Commission.

                                                    PROPRIETARY AND CONFIDENTIAL

*       Non-standard Interface                         [ * ]
*       Interface License/Maintenance fee              [ * ]

SET UP FEES-RESPONSE SERVICE

*       Advertiser                                     [ * ]
*       Content Provider                               [ * ]

REPORT  GENERATION FEES                                [ * ]

RESPONSE DATA CENTER PRODUCTS

*       Purchase confirmation mailer                   [ * ]
*       List of responders who do not respond to
        purchase confirmation mailers                  [ * ]
*       Branded envelope                               [ * ]
*       Advertiser/Programmer Purchase Points Club     [ * ]

                                                    PROPRIETARY AND CONFIDENTIAL

EXHIBIT C: WINK SOFTWARE AND SERVICES PRICING

This charter pricing is predicated upon Programmer airing the first Interactive Programs on or before September 30, 1997. If Programmer fails to air any Interactive Programs on or before this date, the pricing for Wink Software and Services reverts to Wink's then current retail price list.

All on-going fees are due the first of the month. The installation and integration fees are due upon Programmer's acceptance of the successful installation of the Broadcast Server, and transmission and receipt by Wink testers of one nationally inserted test application defined by Wink ("First Air Date"). Such acceptance shall not be unreasonably withheld. The Broadcast Server license fees commence on the first of the month following the First Air Date, and the WebCore license fees and technical support fees commence on the one year anniversary of the First Air Date.




                                               FIRST
                              ON-GOING          YEAR           FIRST         YR. 2&3        TOTAL 3-
                               OR ONE-         PRICE           YEAR           PRICE            YR
                                TIME            (PER           PRICE           (PER         CHARTER
                                COSTS          MONTH)         (TOTAL)         MONTH)         PRICE

Broadcast Server              On-going         [ * ]           [ * ]          [ * ]          [ * ]

WebCore Module                On-going         [ * ]           [ * ]          [ * ]          [ * ]

Tech Support                  On-going         [ * ]           [ * ]          [ * ]
SUBTOTAL                                       [ * ]           [ * ]          [ * ]          [ * ]

Installation and              One-time         [ * ]           [ * ]          [ * ]          [ * ]
integration

Studio site                   One-time         [ * ]           [ * ]          [ * ]          [ * ]
license (5 seats)

Studio/WebCore                One-time         [ * ]           [ * ]          [ * ]          [ * ]
training (3X2days)

SUBTOTAL                                       [ * ]           [ * ]          [ * ]          [ * ]

TOTAL                           BOTH           [ * ]           [ * ]          [ * ]          [ * ]

                                                    PROPRIETARY AND CONFIDENTIAL

Wink reserves the right to increase license fees annually after the first 12 months of the contract period by the percentage increase in the consumer price index for goods and services for the prior 12 months.

The above pricing for installation and integration covers all work necessary to enable Programmer's two initial Interactive Programs, as defined in Exhibit A. It specifically includes the ability to suspend delivery of Interactive Programs during ad breaks. It does not cover detailed integration with Programmer's ad insertion system for the purpose of enabling enhancements to spot advertising.

OPTIONAL SERVICES

Custom interface work (ad insertion and traffic systems, etc.)        [ * ]

Phone training and consulting beyond standard package                 [ * ]

Application development                                               [ * ]

Travel expenses are billed separately at cost

                                                    PROPRIETARY AND CONFIDENTIAL

EXHIBIT D: PROGRAMMER'S TERMS FOR CARRIAGE OF INTERACTIVE PROGRAMS

Programmer:                        Landmark Communications, Inc.
Programming Service:               The Weather Channel

This Agreement sets forth the terms and conditions for the national distribution of Wink ITV Applications ("Interactive Programs") to any multichannel video operator in the United States or Canada with whom Programmer already has an agreement for carriage of Programmer's video programming ("System Operator").

1. BACKGROUND

Programmer has created one or more Interactive Programs which are compliant with the Wink Communications, Inc. ('Wink") interactive communications application protocol. The Interactive Programs are transmitted by Programmer using either the vertical blanking interval ("VBI") of the corresponding video signal, or using MPEG private data streams provided concurrently with the corresponding video signal(s).

System Operator distributes one or more of Programmer's signals through one or more of the following: cable, satellite and MMDS (wireless cable).

2. EFFECTIVE DATE AND TERM

The term of this Agreement shall commence on the date of Programmer's execution of this Agreement and terminate three (3) years thereafter, unless Programmer and Wink terminate their Charter Programmer Affiliation Agreement in accordance with the terms of that agreement.

This Agreement will automatically renew for one year periods unless either party notifies the other at least 90 days prior to the end of the then-current term of that party's intent not to renew.

3. INTEGRITY OF INTERACTIVE PROGRAMS

Programmer will ensure that the Interactive Programs meet Wink's criteria for Wink compliant applications (See Attachment 1). Programmer agrees that each Interactive Program shall have been either successfully tested by Programmer or certified as compliant by Wink prior to the Delivery to System Operator for distribution.

Programmer understands that failure to meet the above criteria could result in System Operator suspending the distribution of one or more Interactive Programs until such time as all Interactive Programs are certified by Wink to be in compliance.

                                                    PROPRIETARY AND CONFIDENTIAL

4. DISTRIBUTION

Programmer hereby grants System Operator a non-exclusive license to distribute the Interactive Programs delivered in the VBI or MPEG of Programmer's video signal. Programmer agrees that each Interactive Program shall have been either successfully tested by Programmer or certified as compliant by Wink prior to the Delivery to System Operator for distribution, and shall bear any associated costs of such testing.

Programmer agrees not to charge System Operator fees associated with Interactive Programs for the term of this Agreement. Likewise, System Operator agrees that no fees or charges will be due from carriage or retransmission of the Interactive Programs as provided for hereunder.

Programmer will provide System Operator written notice at least 30 days prior to discontinuing national transmission of all Interactive Programs.

It is a condition of System Operator's right to carry the Interactive Programs that System Operator shall distribute Programmer's Interactive Programs without modification, and that System Operator may not modify or enhance any VBI lines described in Exhibit A. Programmer agrees that System Operator may copy the Interactive Programs for simultaneous transmission in different encoding formats other than what Programmer currently uses including but not limited to, other VBI formats, out of band channels, and MPEG2 private data streams; provided such Interactive Programs are presented together with the original corresponding video to System Operator's subscribers, and that such copying is done to enable System Operator's subscribers to properly receive and display the Interactive-Programs on their set top box or television set.

System Operator can, if permitted in Exhibit A, locally insert Interactive Programs as instructed by Programmer. System Operator is solely responsible for any costs associated With such local insertion. Programmer will notify System Operator of changes to any such permissions through amendments to Exhibit A provided at least 30 days prior to the effective date of such requirements. System Operator may suspend transmission of the Interactive Program during the insertion by System Operator of local advertising avails as authorized in any separate agreements between Programmer and System Operator.

5. RESPONSE NETWORK

Programmer agrees to utilize the Wink Response Network for two-way Interactive Programs. Programmer also agrees to use Wink Communication's standard scripts and guidelines for response applications.

6. MARKETING MATERIALS

System Operator may prepare marketing materials relating to the Interactive Programs and may use Programmer's name, logo, and screen shots from the Interactive Programs in such marketing materials, provided that such materials are submitted to Programmer for review and approval prior to distribution. Programmer's approval of such marketing materials shall not be unreasonably withheld or delayed.

7. SCOPE

This Agreement does not interfere with or negate other Agreements between Programmer and System Operator. This Agreement represents all of the terms and conditions for Programmer providing Interactive Programs. this Agreement may be updated from time to time only by express written consent of Programmer.

PROGRAMMER

By: /s/ Debora J. Wilson

Name: DEBORA J. WILSON

Title: PRESIDENT-PROD & DIST

Date: 7/18/97


                                                    PROPRIETARY AND CONFIDENTIAL

                            EXHIBIT D - ATTACHMENT 1
                                  CRITERIA FOR
                           WINK COMPLIANT APPLICATION


* All applications must be registered and contain a unique universal ICAP code (UIC) prior to being broadcast.

* Registered applications have passed a standard set of tests which validate:

                  * that the application can be delivered through the VBI, will arrive as appropriate, and can be decoded in the Wink engine.

                  *       that the application does not generate error messages.

                  * that the application receives scheduled updates, if applicable.

                  * that the application passes minimum acceptable latency standards.

                  * that the application does not cause System Operator technical or operational problems.

                  * that the application, if two-way, generates the appropriate routing address and usage data.

                                                    PROPRIETARY AND CONFIDENTIAL

EXHIBIT E: FIRST YEAR PERFORMANCE OBJECTIVES

(To be agreed upon between the parties prior to airing of the first Interactive Programs)

Programmer's Interactive Programs generate at least "x" number of viewer impressions during the first six months of 1998:

               x=

An impression is defined as follows:

Viewer is
(a) exposed to Wink's attract icon while being tuned to Programmer's video signal for the Programming Service described in A or

(b)     tunes to Programmer's virtual channel.

                                                    PROPRIETARY AND CONFIDENTIAL

EXHIBIT F: PRELIMINARY EQUIPMENT LIST

Wink Broadcast Server and WebCore

* Sun Sparc 20 or faster, with 64MB RAM, 1 GB+ hard disk, Solaris 2.4 or 2.5, CD-ROM, Ethernet connection to Programmer's LAN, dial-up modem, tape or other backup mechanism
*Norpak TES-3 VBI data inserter
*LAN/serial connections to Lauth system, ftp site (for data), other hardware as necessary
* Later this fall: PC w/ Windows 95 and Ethernet connection to run WBS remote
GUI

Wink Studio
* Pentium Windows PC with 16MB+ RAM, 1 GB+ hard disk, 1024x768x256 color graphics, 17"+ monitor, Ethernet connection, to enable electronic delivery of applications to the WBS, Internet access to enable electronic access to Wink's Data Center

Test equipment
*       GI CFT-2200 set top box, marketing firmware
*       High grade video source (Beta SP or better)
*       Coax Modulator
                                                    PROPRIETARY AND CONFIDENTIAL